MC Shipping Inc.
24 Ave de Fontvielle,
Monte Carlo, Monaco
New York Telephone 646. 623.5333
Email. MCShipping @ aol.com

...FOR IMMEDIATE RELEASE...

MC SHIPPING ANNOUNCES EARNINGS FOR QUARTER ENDED SEPTEMBER 30, 2003

NEW YORK (November 14 th - 2003) MC Shipping Inc. (AMEX:MCX) announced a Net Income for the quarter ended September 30, 2003 of $1,364,452 or $0.17 per share, compared to a net income of $573,916 or $0.07 per share in 2002.

Total revenues (including interest income) in the third quarter of 2003 were about $8 million compared to $11 million in the corresponding quarter of last year. Vessel operating expenses (inclusive of dry-dock amortization) for the third quarter of 2003 were about $ 5.3 million, or 66 % of total revenues, compared to $ 4.9 million, or 44 % of total revenues in the same quarter of last year.

In the third quarter of 2003, the Company's earnings before interest, taxes, depreciation and amortization (EBITDA) were about $4.4 million, and the ratio of EBITDA to interest was 3.9x. In the third quarter of 2003, EBITDA was about $5.7 million and the ratio of EBITDA to interest was 3.4x. EBITDA is defined by the Company as Net Income before income taxes, interest, depreciation and amortization, and provision for impairment loss.

In the first nine months of 2003, net income totaled $ 2,348,411or $0.28 per share compared to gains totaling $1,641,286 or $0.20 per share in the first nine months of 2002. Year-to-date total revenues were about $28.1 million this year, compared to about $31.3 million for the same period in 2002.

The fleet on-hire performance was 93.63 % in the first nine months of 2003 as against 97.66% in the corresponding period last year.

During the third quarter, the Company sold four containerships, generating a profit of about $1.8 million. On the Balance Sheet side, Long Term Debt was reduced with a debt-to-equity ratio of 1.8-to-1, compared to 3.2-to-1 at the end of the third quarter 2002. By the end of September 2003, the Company had cash holdings of approximately $16.7 million.

"Our earnings have increased 43% in the first nine months of this year, compared to last year. Clearly our strategy of employing our well maintained ships under long term charters to prestigious groups is bearing fruit, and we expect to continue applying it", said President Guy Morel

"The company is now in a position to consider investing in further projects, and we are presently studying various opportunities", concluded Morel.

MC Shipping operates a fleet of thirteen feeder LPG ships, medium haul container vessels and small river coastal vessels, which are chartered out to major operators.

For further information please contact
Peter Shaerf at MC Shipping Inc.
646 623 5333
Email either MCShipping@aol.com or
Investorrelations@mcshipping.com

MC Shipping Inc.
3 month financial summary for the period ended September 30, 2003 and 2002

	3 months ended	3 months ended
	30-Sep-03	30-Sep-02

Total Revenues including interest income	$7,949,113	$11,065,743
Operating expenses	$(5,110,130)	$(4,782,543)
General & administrative expenses	$(253,775)	$(261,294)
Depreciation & dry-dock amortization	$(1,909,418)	$(2,779,820)
Interest expense	$(1,096,591)	$(1,678,099)
Gain on sale of vessels	$1,785,253	-
Provision for impairment loss	-	$(815,896)
Gain on Repurchase of Notes	-	$94,598

NET INCOME	$1,364,452	$573,916

Net income per share	$0.17	$0.07
Average number of shares outstanding	8,250,526	8,238,262

9 month financial summary for the period ended September 30, 2003 and 2002

	9 months ended	9 months ended
	30-Sep-03	30-Sep-02

Total Revenues including interest income	$28,186,406	$31,445,574
Operating expenses	$(14,813,860)	$(15,641,887)
General & administrative expenses	$(925,948)	$(930,040)
Depreciation & dry-dock amortization	$(7,768,801)	$(6,829,491)
Interest expense	$(3,816,466)	$(4,810,099)
Provision for estimated impairment of vessels	$(2,918,650)	$(1,687,370)
Gain on Disposal of vessels	$1,785,253	$-
Gain on repurchase of Notes	$2,620,477	$94,598

-

NET INCOME	$2,348,411	$1,641,286

Net income per share	$0.28	$0.20
Average number of shares outstanding	8,243,665	8,225,063